AMENDED AND RESTATED

BUSINESS TURNKEY AGREEMENT

AMENDED AND RESTATED BUSINESS TURNKEY AGREEMENT, dated as of January 31, 2007 (this “Agreement”), by and between Bo Hai Wen Technology (Shenzhen) Company Limited (“Bo Hai Wen”), and Shenzhen iASPEC Software Engineering Company Limited (“iASPEC”) and the shareholders of iASPEC party to this Agreement (the “Shareholders”). Each of the parties hereto are referred to as a “Party” and collectively as the “Parties”.

BACKGROUND

On October 9, 2006, Bo Hai Wen entered into a Business Turnkey Agreement (the “Original Agreement”) with iASPEC. The Parties now desire to amend and restate the Original Agreement as stated herein.

This Agreement establishes an exclusive cooperation relationship whereby iASPEC, a master contractor and systems integrator with various licenses and permits, exclusively engages Bo Hai Wen as its subcontractor to provide iASPEC with certain outsourcing services (to the extent that those services do not violate any special governmental permits held by iASPEC and do not involve the transfer of any sensitive of confidential governmental or other data) and iASPEC licenses back from Bo Hai Wen certain technology in connection with the performance by iASPEC of its customer contracts. The Parties desire to set forth certain covenants and agreements among themselves in connection with the exclusive cooperation relationship contemplated by this Agreement.

The Parties wish to add the Shareholders as parties to the Original Agreement for the purpose of providing certain guarantees.
The Parties desire to amend and restate the Original Agreement by entering into this Agreement in order to reflect various modifications to the terms of the Original Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties and the terms and conditions hereof, the Parties hereby agree as follows:

1.	DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated below:

“Company Business” shall mean all businesses that iASPEC is permitted to conduct as described in iASPEC’s business license.

“Qualification Permit” shall mean the Qualification Permit for Computer Information System Integration Involving State Secrets that was issued to iASPEC on March 29, 2006 and any future extensions and renews thereof.

“Restricted Business Activities” shall mean (a) any Company Business that, under the existing or future laws and regulations of the PRC, including but not limited to the Law of People’s Republic of China Guarding State’s Secrets and its implementing rules, is not permitted to be engaged in by foreign companies or foreign invested companies, regardless of the restrictions on the equity ownership percentage, by any method or through any type of transaction structure, including any Company’s Business that requires the Qualification Permit, (b) any business arising under any contract or agreement now in effect the subcontract of which is prohibited by the contract or agreement itself and (c) any business arising under any contract or agreement now in effect the confidentiality provisions or other provisions of which make the subcontract of such contract impractical or impossible without breaching such provisions.

“Permitted Business Activities” shall mean any Company Business that is not Restrictive Business Activities.

“Services” shall mean all or part of the services to be provided by Bo Hai Wen to iASPEC as described under Section 2.

“Software” shall mean the software and other intellectual property described in Schedule A to this Agreement.

2.	EXCLUSIVE COOPERATION RELATIONSHIP

(a) Exclusive Cooperation over Permitted Business Activities.

(i) For the Permitted Business Activities, Bo Hai Wen shall provide, without limitation, the following Services to iASPEC:

1)	a workforce necessary to perform for the Permitted Business Activities at Bo Hai Wen’s sole discretion;

2)
Bo Hai Wen shall be deemed to have granted back to iASPEC a limited non-exclusive license of the Software for the limited purpose of allowing iASPEC to provide contracted services to iASPEC customers in conjunction with the provision by Bo Hai Wen of the Services described in this Section 2(a)(i)(2);

3)	technical support, equipment, consultation and other related services in connection with or required by the Company’s Permitted Business Activities;

4)	training services; and

5)	other services and support as agreed by the Parties.

(ii) iASPEC shall subcontract all Permitted Business Activities to Bo Hai Wen or any other companies designated by Bo Hai Wen. Without the prior written consent of Bo Hai Wen, iASPEC shall not assign or subcontract any of its contracts or Permitted Business Activities to any third party or engage in any transactions in the same or similar nature other than the Restricted Business Activities.

(iii) Without prior written consent of Bo Hai Wen, iASPEC shall not, solely or jointly with any other third parties, engage in any marketing and business development activities that constitute Permitted Business Activities or print or distribute any marketing documents, advertising brochures and any other materials in the same or similar nature.

(iv) iASPEC’s engagement of Bo Hai Wen hereunder to perform the Services shall be of an exclusive nature. During the term of this Agreement, without Bo Hai Wen’s prior written consent, iASPEC shall not enter into any agreement with any other third party as to engage such third party to provide to iASPEC services identical or similar to the Services provided by Bo Hai Wen.

(b) Exclusive Cooperation over Restricted Business Activities.

(i) For the Restricted Business Activities, the cooperation between Bo Hai Wen and iASPEC shall include, without limitation:

1)
Bo Hai Wen shall provide Services related to the Restricted Business Activities to iASPEC to the extent that such provision of Services does not cause iASPEC to lose its eligibility for the Qualification Permit or violate any laws and regulations of the People’s Republic of China (“PRC”).

2)
iASPEC’s engagement of Bo Hai Wen hereunder to perform the Services shall be of an exclusive nature. During the term of this Agreement, without Bo Hai Wen’s prior written consent, iASPEC shall not enter into any agreement with any other third party as to engage such third party to provide to iASPEC services identical or similar to the Services provided by Bo Hai Wen.

3)
Prior to the provision of Services related to the Restricted Business Activities, iASPEC shall disclose to the relevant customers the nature of the Services to be performed by Bo Hai Wen  and obtain written consents in a form agreed to by Bo Hai Wen from the parties with respect to the provision of the Services by from Bo Hai Wen.

4)
To the extent that iASPEC engages in Restricted Business Activities, Bo Hai Wen shall be deemed to have granted back to iASPEC a limited non-exclusive license of the Software for the limited purpose of providing contracted services that constitute Restricted Business Activities to iASPEC customers.

(c) Exclusivity. During the term of this Agreement, without prior written consent from Bo Hai Wen, iASPEC shall not engage in any other activities that, in the judgment of Bo Hai Wen, may impair Bo Hai Wen’s exclusive right granted hereunder. iASPEC shall take all necessary actions (including but not limited to corporate actions) to ensure that Bo Hai Wen is the exclusive cooperation partner in any Company Business, to the extent such cooperation is not in violation of any PRC laws and regulations.  Except as otherwise provided herein, iASPEC shall provide notice to Bo Hai Wen of any contract offer from any clients as soon as practicable.

3.	REVENUE SHARING ARRANGEMENT

(a) Revenue Sharing Arrangement. In exchange for the Services, including the limited license of the Software included within the Services, iASPEC hereby agrees to the following revenue sharing arrangements:

(i) Revenues Arising from the Permitted Business Activities. The Parties hereby agree that for all Services involving Permitted Business Activities, iASPEC shall immediately pay to Bo Hai Wen 100% of the revenues actually received by iASPEC.

(ii) Revenues Arising from Restricted Business Activities. The Parties hereby agree that for all Services involving Restricted Business Activities, iASPEC shall immediately pay to Bo Hai Wen 90% of the revenues actually received by iASPEC.

(b) Bo Hai Wen Payments to iASPEC. During the term of this Agreement, Bo Hai Wen shall pay to iASPEC an annual payment of $180,000.

4.	REPRESENTATIONS AND WARRANTIES OF iASPEC

iASPEC hereby makes the following representations and warranties for the benefit of Bo Hai Wen.

(a) Corporate Existence and Power

(i) iASPEC is a limited liability company duly organized and validly existing under the laws of the PRC, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and as currently contemplated to be conducted and as currently contemplated to be conducted.

(ii) iASPEC has never approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of iASPEC or the winding up or cessation of the business or affairs of iASPEC.

(b) Authorization; No Consent

(i) iASPEC has taken all necessary corporate actions to authorize its execution, delivery and performance of this Agreement and all related documents and has the corporate power and authorization to execute, deliver and perform this Agreement and the other related documents.

(ii) iASPEC has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the other related documents and to perform their obligations under this Agreement and the other related documents.

(iii) Other than the consents required by Section 2(b)(3) hereof, iASPEC is not required to give any notice to or obtain any Consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the exclusive cooperation arrangement contemplated hereunder except for any notices that have been duly given or consents that have been duly obtained and none of the Permitted Business Activities hereunder which will be subcontracted to Bo Hai Wen or any other third party designated by Bo Hai Wen would be subject to the Law of the People’s Republic of China of Guarding State’s Secrets and its implementing rules and any other laws of the PRC.

(iv) iASPEC holds all the governmental authorizations necessary to permit iASPEC to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit iASPEC to own and use its assets in the manner in which it currently owns and uses such assets.  To the best knowledge of iASPEC, there is no basis for any governmental authority to withdraw, cancel or cease in any manner any of such governmental authorizations.

(c) No Conflicts. The execution and perform of this Agreement by iASPEC will not contravene, conflict with, or result in violation of (A) any provision of the organizational documents of iASPEC; (B) any resolution adopted by the board of directors or the shareholders of iASPEC; and (C) any laws and regulations to which iASPEC or the exclusive cooperation arrangement contemplated in this Agreement is subject.

5.	REPRESENTATIONS AND WARRANTIES OF BO HAI WEN

Bo Hai Wen hereby represents and warrants to iASPEC as follows:

(a) Corporate Existence and Power.

(i) Bo Hai Wen is a foreign invested company duly organized and validly existing under the laws of the PRC, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and as currently contemplated to be conducted and as currently contemplated to be conducted; and

(ii) Bo Hai Wen has not ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of Bo Hai Wen or the winding up or cessation of the business or affairs of Bo Hai Wen.

(b) Authorization; No Consent.

(i) Bo Hai Wen has taken all necessary corporate actions to authorize its execution, delivery and performance of this Agreement and all related documents and has the corporate power and authorization to execute, deliver and perform this Agreement and the other related documents;

(ii) Bo Hai Wen has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the other related documents and to perform their obligations under this Agreement and the other related documents;

(iii) Bo Hai Wen is not required to give any notice to or obtain any Consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the exclusive cooperation arrangement contemplated hereunder except for any notices that have been duly given or consents that have been duly obtained; and

(iv) Bo Hai Wen has all the governmental authorizations necessary to permit Bo Hai Wen to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit Bo Hai Wen to own and use its assets in the manner in which it currently owns and uses such assets.  To the best knowledge of Bo Hai Wen, there is no basis for any governmental authority to withdraw, cancel or cease in any manner any of such governmental authorizations.

(c) No Conflicts.

(i) The execution and perform of this Agreement by Bo Hai Wen will not contravene, conflict with, or result in violation of (A) any provision of the organizational documents of Bo Hai Wen; (B) any resolution adopted by the board of directors or the shareholders of Bo Hai Wen; and (C) any laws and regulations to which Bo Hai Wen or the exclusive cooperation arrangement contemplated in this Agreement is subject to.

6.	COVENANTS OF iASPEC

Subject to compliance with the Qualification Permit, the Law of People’s Republic of China Guarding State’s Secrets and its implementing rules and all other applicable PRC laws, iASPEC hereby covenants that it:

(a) shall use its best efforts to preserve intact the current business organization and operations of iASPEC, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with iASPEC;

(b) shall confer with Bo Hai Wen concerning operational matters of a material nature;

(c) shall report on at least a monthly basis to Bo Hai Wen concerning the financial status of iASPEC and shall permit Bo Hai Wen’s independent auditors to conduct periodic audits and/or reviews of iASPEC’s annual and quarterly financial statements and shall cooperate fully with any such audit or review;

(d) shall, upon reasonable notice and at reasonable times, permit Bo Hai Wen and its advisors to review any and all corporate and financial records maintained by iASPEC, including sales and expense invoices and similar documentation;

(e) shall permit Bo Hai Wen’s legal counsel to review any and all customer contracts, financing documents, agreements with third parties and other agreements that iASPEC is a party to with any third party;

(f) shall take all actions necessary, including, without limitation, the segregation of its Permitted Business Activities and Restricted Business Activities and the establishment of firewalls and other physical and documentary safeguards, to ensure that the services provided by Bo Hai Wen hereunder do not violate the Qualification Permit, the Law of People’s Republic of China Guarding State’s Secrets and its implementing rules, or any other laws of the PRC;

(g) shall not disclose any confidential information to Bo Hai Wen if such disclosure may (i) cause iASPEC lose its Qualification Permit, (ii) violate Chinese laws and regulations or (iii) violates any other contractual obligation currently binding iASPEC; and

(h) shall not, without prior written consent of Bo Hai Wen:

(i) increase or decrease its registered capital, or permit the investment into iASPEC of any third party in any manner that would negatively affect the exclusive cooperation arrangement contemplated hereunder;

(ii) amend its organizational documents in any manner that would negatively affect the exclusive cooperation arrangement contemplated hereunder;

(iii) declare or pay any distribution of profits or dividends if such distribution of profits or dividends would affect iASPEC’s ability to comply with Section 8 hereof or otherwise negatively affect the exclusive cooperation arrangement contemplated hereby;

(iv) enter into any agreement with any third party which would negatively affect the exclusive cooperation arrangement contemplated hereunder; or

(v) dispose of any assets of iASPEC in a manner that would negatively affect the exclusive cooperation arrangement contemplated hereunder or except in the ordinary course of business and consistent with past practices.

7.	TERM OF THIS AGREEMENT

This Agreement shall take effect on the date of the execution by the Parties, and shall remain in full force and effect June 22, 2021 unless terminated early in the sole discretion of Bo Hai Wen. Upon expiration of the initial term, this Agreement shall be automatically renewed for successive fifteen (15) year terms unless Bo Hai Wen at any time provides notice to iASPEC of its desire to terminate this Agreement. This Agreement shall terminate only upon delivery by Bo Hai Wen to iASPEC of such notice of termination and iASPEC shall not have any right to terminate this Agreement.

8.	LIQUIDATED DAMAGES

iASPEC acknowledges and agrees that Bo Hai Wen will be incurring significant expense in order to fulfill its obligations hereunder. iASPEC further acknowledges that its breach of this Agreement would cause Bo Hai Wen and Bo Hai Wen’s stockholders significant damages and perhaps the complete cessation of Bo Hai Wen’s business. Since the exact amount of such damages would be extremely difficult, if not impossible to calculate, iASPEC agrees that in the event of iASPEC’s material breach of this Agreement, which has not been cured within sixty (60) days of iASPEC receiving notice from Bo Hai Wen of such material breach and a description of such breach, iASPEC shall be obligated to pay to Bo Hai Wen liquidated damages in an amount equal to the higher of (a) 8 times the annualized revenues of Bo Hai Wen for the last completed fiscal quarter, or (b) $50 million.

9.	SHAREHOLDERS’ GUARANTEE

The Shareholders hereby irrevocably and unconditionally guarantee the payment and performance of iASPEC’s obligations under Section 8 of this Agreement. As security for such guarantee, the Shareholders hereby pledge all right, title and interest to the equity of iASPEC to Bo Hai Wen as the guarantee for iASPEC for its performance of obligation hereunder. In the event iASPEC fails to fully pay the liquidated damages specified under Section 8 hereof, in addition to any rights and remedies available herein or under applicable laws, Bo Hai Wen (or any its designee) may at its election take control of, transfer, auction or otherwise dispose of any or all of such pledged securities without prior consent of any party, subject to the restriction or prohibition under any applicable laws, in order to satisfy any outstanding obligations.

10.	SHAREHOLDERS’ NON-COMPETITION OBLIGATION

In addition, and not in lieu of, any other agreements of the Shareholders not to compete with, solicit employees or customers of, or solicit others having a relationship with, Bo Hai Wen, the Shareholders agree that:

(a) During the term of this Agreement and for a period of twelve (12) months thereafter (the “Non-Competition Period”):

(i) The Shareholders shall not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be retained or employed by, associated with, lend credit to, or render services or advice to, any business that is competitive with Bo Hai Wen anywhere in the world; provided, however, that the Shareholders may engage in Restricted Business Activities through iASPEC as contemplated by this Agreement. The Shareholders agree that this covenant is reasonable with respect to its duration, geographical area, and scope.

(ii) The Shareholders shall not directly or indirectly:

1)	induce or attempt to induce any employee of, or consultant to, Bo Hai Wen to leave the employ of Bo Hai Wen,

2)	in any way interfere with the relationship between Bo Hai Wen and any employee of Bo Hai Wen,

3)
employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who was an employee of, or independent contractor to, Bo Hai Wen without Bo Hai Wen’s prior written consent,

4)
induce or attempt to induce any customer, supplier, licensee, or business relation of Bo Hai Wen to cease doing business with Bo Hai Wen, or in way interfere with the relationship between any customer, supplier, licensee, or business relation of Bo Hai Wen, or

5)
solicit from, or provide goods or services of the type that the Company provides to, any person who is or was a customer of Bo Hai Wen, except for services that constitute Restricted Business Activities and that are performed by iASPEC and except for where the Shareholders have obtained the prior written consent of Bo Hai Wen.

(b) The Shareholders shall not, directly or indirectly, at any time during or after the Noncompetition Period, knowingly disparage Bo Hai Wen.

(c) In addition to damages and any other rights Bo Hai Wen may have, Bo Hai Wen shall have the right to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 10 of this Agreement, it being agreed that money damages alone would be inadequate to compensate Bo Hai Wen and would be an inadequate remedy for such breach.

(d) For purposes of this Section 10, “Bo Hai Wen” includes Bo Hai Wen, its direct and indirect parent companies, including Irish Mag and any other companies that now or hereafter become affiliated with Irish Mag.

11.	SOFTWARE LICENSE

iASPEC hereby grants to Bo Hai Wen an exclusive, royalty-free, transferable, worldwide, perpetual license (with right to sublicense) to use and install the Software in any manner as long as such use complies with all applicable laws, including the Qualification Permit and PRC laws. In addition, iASPEC shall deliver to Bo Hai Wen all copies of source and object code relating to the Software and Bo Hai Wen shall have the sole and exclusive right to use such source and object code in any manner it deems advisable as long as such use complies with all applicable laws, including the Qualification Permit and PRC laws. Without limiting the generality of the foregoing, Bo Hai Wen shall be permitted to use the Software and the related source and object code to create derivative works and any and all such derivative works shall be owned exclusively by Bo Hai Wen. iASPEC shall only be permitted to use the Software to the extent that it is required to do so to provide services to its customers in situations where Bo Hai Wen is restricted from providing the same or similar services because such services constitute Restricted Business Activities.

12.	MISCELLANEOUS

(a) Headings and Gender. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

(b) Severability. Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 10 of this Agreement are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against the Shareholders.

(c) Waiver. No failure or delay by any Party to exercise any right, power or remedy under this Agreement will operate as a waiver of any such right, power or remedy.

(d) Integration. This Agreement supersedes any and all prior discussions and agreements (written or oral) between the Parties with respect to the exclusive cooperation arrangement and other matters contained herein, including without limitation the Original Agreement. This Agreement contains the sole, final and complete expression and understanding between the Parties with respect to the exclusive cooperation arrangement contemplated herein.

(e) Assignments, Successors, and No Third-Party Rights. No Party may assign any of its rights under this Agreement without the prior consent of the other Parties, which will not be unreasonably withheld. Subject to the preceding sentence. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

(f) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth on the signature page hereto by any means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Refusal by a Party to accept notice that is validly given hereunder shall be deemed to have been received by such Party upon receipt. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth. Any notice, request, demand, claim, or other communication hereunder shall be addressed to the intended recipient as set forth on the signature page hereto.

(g) Further Assurances. Each of the Parties shall use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement .

(h) Governing Law. This Agreement will be construed, and the rights and obligations under this Agreement determined, in accordance with the laws of the PRC, without regard to the principles of conflict of laws thereunder.

(i) Amendment. This Agreement may not be amended, altered or modified except by a subsequent written document signed by all Parties.

(j) Counterparts. This Agreement may be executed in any number of counterparts. When each Party has signed and delivered to all other Parties at least one such counterpart, each of the counterparts will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

iASPEC:

SHENZHEN iASPEC SOFTWARE
ENGINEERING COMPANY LIMITED

By:  /s/ Jiang Huai Lin
Jiang Huai Lin
President

Address:

c/o Irish Mag, Inc.
Unit D, Block 2
Tian An Cyber Park
Chengongmiao
Shenzhen, Guangdong, 518040
People’s Republic of China

BO HAI WEN:

BO HAI WEN TECHNOLOGY
(SHENZHEN) COMPANY LIMITED

By:  /s/ Zhang Xian
Zhang Xian
Director

Address:

c/o Irish Mag, Inc.
Unit D, Block 2
Tian An Cyber Park
Chengongmiao
Shenzhen, Guangdong, 518040
People’s Republic of China

iASPEC SHAREHOLDERS:

/s/ Jiang Huai Lin
Jiang Huai Lin

/s/ Cai Jinzhu
Cai Jinzhu

Address:

c/o Irish Mag, Inc.
Unit D, Block 2
Tian An Cyber Park
Chengongmiao
Shenzhen, Guangdong, 518040
People’s Republic of China

Amended and Restated Business Turnkey Agreement

SCHEDULE A

Software

The following constitutes Software under the Agreement:

Code	Registration Code	Name	Version

27735	2004SR09334	iASPEC Case Tracking Management System	V 2.0

27736	2004SR09335	iASPEC Application Envelope System	V 2.1

27737	2004SR09336	iASPEC Quality System Document Management System	V 2.2

27738	2004SR09337	iASPEC e-Logistics Support Management System	V 2.0

27739	2004SR09338	iASPEC Secured and Audited Message Switching System	V 2.5

27485	2004SR09084	iASPEC Project e-TimeTracker Management System	V 2.0

27486	2004SR09085	iASPEC Application e-Monitor System	V 3.3

27487	2004SR09086	iASPEC Remote Administered Distributed Application Architecture System	V 2.1.3

27488	2004SR09087	iASPEC Community and Establishment Management System	V 1.1

27489	2004SR09088	iASPEC Document and WorkFlow Management System	V 3.0

27490	2004SR09089	iASPEC e-Community Management and Service System	V 1.0

59255	2006SR11589	iASPEC Content Management System	V 1.0

59256	2006SR11590	iASPEC Three In One Police Computer Assistant Dispense System	V 1.0

59257	2006SR11591	iASPEC Police Force General Management System	V 1.0

59258	2006SR11592	iASPEC General Office Automatization System	V 1.0

59259	2006SR11593	iASPEC Police Geographic Information System	V 1.0